Exhibit 99.1

NEWS RELEASE

FOR FURTHER INFORMATION

FOR IMMEDIATE RELEASE	CONTACT:
Jim Anderson, Chairman and CEO
John Gelp, Chief Financial Officer
(763) 553-9300

ZOMAX ANNOUNCES SECOND QUARTER 2003 RESULTS

MINNEAPOLIS, MN…July 31, 2003…Zomax Incorporated (Nasdaq: ZOMX) today reported financial results for its second quarter ended June 27, 2003.  Net loss for the second quarter of 2003 was $(1.5) million as compared to earnings of $0.9 million in the second quarter of 2002, based on sales of $44.0 million as compared to $45.4 million for the same period last year.  Net loss per share was $(.05) as compared to earnings of $.03 per share in the second quarter of 2002.

Sales for the six months ended June 27, 2003 were $91.2 million, as compared to $91.3 million for the same period in 2002.  Net loss for the six months ended June 27, 2003 was $(3.2) million, or $(.10) per share, as compared to income of $.1 million, or $.00 per share for the same period in 2002.

Gross margins for the second quarter of 2003 improved slightly to 14.4% as compared to the first quarter of 2003 rate of 14.2%.  Although revenues in the second quarter of 2003 of $44.0 million declined as compared to the first quarter of 2003 revenues of $47.2 million, the net loss per share was unchanged due to favorable product mix and stringent cost control in manufacturing fixed costs and SG&A.

The Company’s major customers continue to be conservative about their outlook and provide limited forecast guidance.  However, the Company expects to see improved results in the second half of 2003 as compared to the first half of 2003.

About Zomax:

Zomax helps companies more efficiently bring their products and content to market worldwide.  Zomax’ solutions enhance the process of sourcing, production, and fulfillment through a modular suite of supply chain services.  These services include “front-end” customer contact and ecommerce services, material management, CD/DVD production, assembly and kitting services, JIT physical and electronic fulfillment and returns management.  Founded in 1993, Zomax operates 12 facilities across the United States, Canada, Mexico, and Ireland.  The Company’s Common Stock is traded on the NASDAQ Stock Market under the symbol “ZOMX”.

Certain statements contained in this press release relating to expected future financial results, expected level of second half 2003 results, the effect of product mix, the ability to maintain stringent cost controls, improving capabilities, intentions, beliefs, plans, strategies and opportunities are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from the results, performance or achievements expressed or implied by the forward looking statements.

Factors that impact such forward looking statements include, among others, the rate of growth or decline of our marketplace, product mix, currency fluctuations, the ability of our customers to continue offering competitive products, political events of a national or international magnitude, the impact of competition and pricing pressures from actual and potential competitors, the cost of raw materials, our customer mix and the seasonality of their business, the impact of strategic alliances, customer concentration, potential litigation, our ability to hire and retain competent employees at acceptable costs, changes in general economic conditions and interest rates, and other factors identified in the Company’s filings with the Securities and Exchange Commission.

Zomax Incorporated assumes no obligation to update any forward-looking statements.  We cannot guarantee the completion of any acquisitions, future results, levels of activity, and/or Company performance.

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ZOMAX INCORPORATED

Consolidated Statements of Operations (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended June		Six Months Ended June
	2003	2002	2003	2002

Sales	$43,997	$45,360	$91,225	$91,345

Cost of Sales	37,666	36,881	78,196	73,922

Gross Profit	6,331	8,479	13,029	17,423

Selling, general and administrative expenses	8,880	7,372	18,213	17,821

Operating Income	(2,549)	1,107	(5,184)	(398)

Other income (expense)	(173)	229	(234)	504

Income (Loss) before income taxes	(2,722)	1,336	(5,418)	106

Income tax provision (benefit)	(1,212)	482	(2,183)	36

Net earnings (loss)	$(1,510)	$854	$(3,235)	$70

Earnings (Loss) Per Share:

Basic	$(0.05)	$0.03	$(0.10)	$0.00

Diluted	$(0.05)	$0.03	$(0.10)	$0.00

Weighted average common shares outstanding:

Weighted average common shares outstanding	32,459	33,017	32,674	32,993

Dilutive effect of stock options	—	488	—	669

Weighted average common and diluted shares outstanding	32,459	33,505	32,674	33,662

ZOMAX INCORPORATED Consolidated Balance Sheets (Unaudited)

(Dollars in thousands)

	June	December
ASSETS:	2003	2002

Current Assets:

Cash and cash equivalents	$75,052	$72,146

Accounts receivable, net	26,090	32,785

Inventories	7,650	9,712

Other current assets	10,531	10,580

Total current assets	119,323	125,223

Property and equipment, net	36,291	34,947

Available-for-sale securities	7,684	7,013

Total assets	$163,298	$167,183

LIABILITIES AND SHAREHOLDERS’ EQUITY:

Current liabilities:

Current portion of notes payable	$—	$2,989

Accounts payable and accrued expenses	33,157	31,755

Income taxes payable	—	519

Total current liabilities	33,157	35,263

Notes payable, net of current portion	—	747

Deferred income taxes	920	624

Total liabilities	34,077	36,634

Shareholders’ equity:

Common stock	62,009	64,071

Retained earnings	63,211	66,447

Other comprehensive income	4,001	31

Total shareholders’ equity	129,221	130,549

Total liabilities and shareholders’ equity	$163,298	$167,183